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                                                                   EXHIBIT 11(b)


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-14729, of our reports dated July 3, 1996, relating to the Nuveen Flagship New Jersey Intermediate Municipal Bond Fund (formerly Flagship New Jersey Intermediate Tax Exempt Fund) and the Nuveen Flagship Connecticut Municipal Bond Fund (formerly Flagship Connecticut Double Tax Exempt
Fund), incorporated by reference in the Statement of Additional Information and to the reference to us under the caption "Independent Public Accountants and Custodian", in such Registration Statement.

DELOITTE & TOUCHE LLP

Dayton, OH
June 23, 1997